Exhibit 2.5

COPYRIGHT SECURITY AGREEMENT

This COPYRIGHT SECURITY AGREEMENT (this “Copyright Security Agreement”) is made this 22 day of August, 2025, by and between CARECLOUD HOLDINGS, INC, a Delaware corporation (“Grantor”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association (“Lender”).

W I T N E S S E T H:

WHEREAS, pursuant to that certain Deferred Payment Agreement, dated as of August 22, 2025 (as amended, restated, supplemented, or otherwise modified from time to time, the “Agreement”), by and among Grantor, as “Issuer” thereunder, CareCloud, Inc., a Delaware corporation (“Parent”, and together with the Subsidiaries of Parent that are or may hereafter become party to the Agreement as a Guarantor, individually, a “Guarantor” and collectively, “Guarantors”), and Lender, Lender has agreed to accept the Deferred Payment Amount (as defined in the Agreement) from Issuer pursuant to the terms and conditions thereof;

WHEREAS, in order to induce Lender to enter into the Deferred Payment Agreement and to accept the Deferred Payment Amount as set forth therein, Grantors have executed and delivered to Lender that certain Security Agreement, dated as of August 22, 2025 (including all schedules thereto, as from time to time amended, restated, supplemented or otherwise modified, the “Security Agreement”); and

WHEREAS, pursuant to the Security Agreement, Grantor is required to execute and deliver to Lender this Copyright Security Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Grantor hereby agrees as follows:

1. DEFINED TERMS. All initially capitalized terms used but not otherwise defined herein have the meanings given to them in the Security Agreement or, if not defined therein, in the Agreement, and this Copyright Security Agreement shall be subject to the rules of construction set forth in Section 1.2 of the Security Agreement, which rules of construction are incorporated herein by this reference, mutatis mutandis.

2. GRANT OF SECURITY INTEREST IN COPYRIGHT COLLATERAL. Grantor hereby unconditionally grants, assigns, and pledges to Lender, to secure the Secured Obligations, a continuing security interest (referred to in this Copyright Security Agreement as the “Security Interest”) in all of Grantor’s right, title and interest in and to the following, whether now owned or hereafter acquired or arising (collectively, the “Copyright Collateral”):

(a) all of Grantor’s Copyrights and Copyright Intellectual Property Licenses to which it is a party including those referred to on Schedule I;

(b) all renewals or extensions of the foregoing; and

(c) all products and proceeds of the foregoing, including any claim by Grantor against third parties for past, present or future infringement of any Copyright or any Copyright exclusively licensed under any Intellectual Property License, including the right to receive damages, or the right to receive license fees, royalties, and other compensation under any Copyright Intellectual Property License.

3. SECURITY FOR SECURED OBLIGATIONS. This Copyright Security Agreement and the Security Interest created hereby secures the payment and performance of the Secured Obligations, whether now existing or arising hereafter. Without limiting the generality of the foregoing, this Copyright Security Agreement secures the payment of all amounts which constitute part of the Secured Obligations and would be owed by Grantor to Lender, whether or not they are unenforceable or not allowable due to the existence of an Insolvency Proceeding involving Grantor.

4. SECURITY AGREEMENT. The Security Interest granted pursuant to this Copyright Security Agreement is granted in conjunction with the security interests granted to Lender pursuant to the Security Agreement. Grantor hereby acknowledges and affirms that the rights and remedies of Lender with respect to the Security Interest in the Copyright Collateral made and granted hereby are more fully set forth in the Security Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein. To the extent there is any inconsistency between this Copyright Security Agreement and the Security Agreement, the Security Agreement shall control.

5. AUTHORIZATION TO SUPPLEMENT. Grantor shall give Lender prior written notice of no less than five (5) Business Days before filing any additional application for registration of any copyright and prompt notice in writing of any additional copyright registrations granted therefor after the date hereof. Without limiting Grantor’s obligations under this Section, Grantor hereby authorizes Lender unilaterally to modify this Copyright Security Agreement by amending Schedule I to include any future United States registered copyrights or applications therefor of Grantor. Notwithstanding the foregoing, no failure to so modify this Copyright Security Agreement or amend Schedule I shall in any way affect, invalidate or detract from Lender’s continuing security interest in all Collateral, whether or not listed on Schedule I.

6. COUNTERPARTS. This Copyright Security Agreement is a Deferred Payment Document. This Copyright Security Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Copyright Security Agreement. Delivery of an executed counterpart of this Copyright Security Agreement by telefacsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Copyright Security Agreement. Any party delivering an executed counterpart of this Copyright Security Agreement by telefacsimile or other electronic method of transmission also shall deliver an original executed counterpart of this Copyright Security Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Copyright Security Agreement.

7. CHOICE OF LAW AND VENUE, JURY TRIAL WAIVER, AND JUDICIAL REFERENCE PROVISION. THIS COPYRIGHT SECURITY AGREEMENT SHALL BE SUBJECT TO THE PROVISIONS REGARDING CHOICE OF LAW AND VENUE, JURY TRIAL WAIVER, AND JUDICIAL REFERENCE SET FORTH IN SECTION 8 OF THE SECURITY AGREEMENT, AND SUCH PROVISIONS ARE INCORPORATED HEREIN BY THIS REFERENCE, MUTATIS MUTANDIS.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Copyright Security Agreement to be executed and delivered as of the day and year first above written.

GRANTOR:	CARECLOUD HOLDINGS, INC, a Delaware corporation

	By:	/s/ Norman S. Roth
	Name:	Norman S. Roth
	Title:	Interim Chief Financial Officer

LENDER:	ACCEPTED AND ACKNOWLEDGED BY:

WELLS FARGO BANK, National Association, a national banking association

	By:	/s/ David Wu
	Name:	David Wu
Its Authorized Signatory

SCHEDULE I
to
COPYRIGHT SECURITY AGREEMENT

Copyright Registrations

Grantor	Title	Registration Number	Issue Date
CareCloud Holdings, Inc	CPRS v26	TX0006947523	03/05/2009
CareCloud Holdings, Inc	OpenVista 1.0	TX0006947529	02/25/2009
CareCloud Holdings, Inc	OpenVista 1.5	TX0006947531	02/25/2009
CareCloud Holdings, Inc	OpenVista 1.5 sp1	TX0006947530	02/25/2009
CareCloud Holdings, Inc	Marketware – Ascend	TX0008219534	04/25/2016
CareCloud Holdings, Inc	Marketware 101 training guide	TX0007282417	03/07/2008
CareCloud Holdings, Inc	Marketware	TX0006997692	03/26/2008
CareCloud Holdings, Inc	Wellsoft EDIS V.11	TX0007591413	10/18/2012

Copyright Licenses

None.